Exhibit 21

LIST OF SUBSIDIARIES OF

HORIZON TECHNOLOGY FINANCE CORPORATION

AS OF 12/31/16

Compass Horizon Funding Company LLC — Delaware Limited Liability Company

Horizon Credit II LLC — Delaware Limited Liability Company

HPO Assets LLC — Delaware Limited Liability Company